SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1

(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No. 1)*

Translate Bio, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

89374L104

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 89374L104	13 G	Page 2 of 16

1	NAMES OF REPORTING PERSONS Omega Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 979,179
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 979,179
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 979,179
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 3 of 16

1	NAMES OF REPORTING PERSONS Omega Fund IV GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 979,179
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 979,179
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 979,179
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 4 of 16

1	NAMES OF REPORTING PERSONS Omega Fund IV GP Manager, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 979,179
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 979,179
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 979,179
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 5 of 16

1	NAMES OF REPORTING PERSONS Omega Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,458,424
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,458,424
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,458,424
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 6 of 16

1	NAMES OF REPORTING PERSONS Omega Fund V GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,458,424
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,458,424
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,458,424
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 7 of 16

1	NAMES OF REPORTING PERSONS Omega Fund V GP Manager, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,458,424
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,458,424
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,458,424
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 8 of 16

1	NAMES OF REPORTING PERSONS Otello Stampacchia
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Italy
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,437,603
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,437,603
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,437,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 9 of 16

1	NAMES OF REPORTING PERSONS Claudio Nessi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,458,424
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,458,424
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,458,424
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 10 of 16

1	NAMES OF REPORTING PERSONS Anne-Mari Paster
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,437,603
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,437,603
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,437,603
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

This Schedule 13G is filed by Omega Fund IV, L.P. (“Omega Fund IV”), Omega Fund IV GP, L.P. (“Omega IV GP”), Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”), Omega Fund V, L.P. (“Omega Fund V”), Omega Fund V GP, L.P. (“Omega V GP”), Omega Fund V GP Manager, Ltd. (“Omega V Ltd”), Otello Stampacchia (“Stampacchia”), Claudio Nessi (“Nessi”), and Anne-Mari Paster (“Paster”), (together, the “Reporting Persons”). Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP respectively, which serve as the general partners of Omega Fund IV and Omega Fund V respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund IV and Omega Fund V. Nessi is a director of Omega V Ltd and may be deemed to own beneficially the shares held by Omega Fund V. The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.

CUSIP NO. 89374L104	13 G	Page 11 of 16

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock (“Common Stock”), of Translate Bio, Inc. (the “Issuer”).

Item 1(a)	Name of Issuer:

Translate Bio, Inc. (the “Issuer”)

Item 1(b)	Address of Issuer’s principal executive offices:

Translate Bio, Inc.

29 Hartwell Avenue

Lexington, MA 02421

Items 2(a)	Name of Reporting Persons filing:

Omega Fund IV, L.P. (“Omega Fund IV”)

Omega Fund IV GP, L.P. (“Omega IV GP”)

Omega Fund IV GP Manager, Ltd. (“Omega IV Ltd”)

Omega Fund V, L.P. (“Omega Fund V”)

Omega Fund V GP, L.P. (“Omega V GP”)

Omega Fund V GP Manager, Ltd. (“Omega V Ltd”)

Otello Stampacchia (“Stampacchia”)

Claudio Nessi (“Nessi”)

Anne-Mari Paster (“Paster”)

Item 2(b)	Address or principal business office or, if none, residence:

The address of the principal business office of Omega Fund IV, Omega Fund V, Omega IV GP, Omega V GP, Omega IV Ltd, Omega V Ltd, Stampacchia, Nessi, and Paster, is c/o Omega Fund Management, LLC, 888 Boylston Street, Suite 1111, Boston, MA 02199.

Item 2(c)	Citizenship:

Name	Citizenship or Place of Organization
Omega Fund IV	Cayman Islands
Omega IV GP	Cayman Islands
Omega IV Ltd	Cayman Islands
Omega Fund V	Cayman Islands
Omega V GP	Cayman Islands
Omega V Ltd	Cayman Islands
Stampacchia	Italy
Nessi	Switzerland
Paster	United States of America

Item 2(d)	Title of class of securities:

Common Stock

Item 2(e)	CUSIP No.:

89374L104

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

CUSIP NO. 89374L104	13 G	Page 12 of 16

Item 4	Ownership

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2019.

Reporting Persons	Shares of Common Stock Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (1)
Omega Fund IV(2)(3)	979,179	0	979,179	0	979,179	979,179	1.6%
Omega IV GP(2)(3)	0	0	979,179	0	979,179	979,179	1.6%
Omega IV Ltd(2)(3)	0	0	979,179	0	979,179	979,179	1.6%
Omega Fund V(2)(3)	1,458,424	0	1,458,424	0	1,458,424	1,458,424	2.4%
Omega V GP(2)(3)	0	0	1,458,424	0	1,458,424	1,458,424	2.4%
Omega V Ltd(2)(3)	0	0	1,458,424	0	1,458,424	1,458,424	2.4%
Stampacchia(2)(3)	0	0	2,437,603	0	2,437,603	2,437,603	4.0%
Nessi(2)(3)	0	0	1,458,424	0	1,458,424	1,458,424	2.4%
Paster(2)(3)	0	0	2,437,603	0	2,437,603	2,437,603	4.0%

(1)	The following percentages are based on 60,022,067 shares of Common Stock outstanding, as reported on the 10-Q filed with the Securities and Exchange Commission by the Issuer on November 6, 2019.
(2)

Omega Fund IV owns 979,179 shares of Common Stock, and Omega Fund V owns 1,458,424 shares of Common Stock. Omega IV Ltd and Omega V Ltd serve as the general partners of Omega IV GP and Omega V GP, respectively, which serve as the general partners of Omega Fund IV and Omega Fund V, respectively; each of Omega IV Ltd and Omega IV GP may be deemed to own beneficially the shares held by Omega Fund IV; and each of Omega V Ltd and Omega V GP may be deemed to own beneficially the shares held by Omega Fund V. Stampacchia, and Paster are the directors of Omega IV Ltd and Omega V Ltd and may be deemed to beneficially own the shares held by Omega IV Fund and Omega V Fund respectively. Nessi is a director of Omega V Ltd and maybe deemed to own beneficially the shares held by Omega Fund V.

(3)	The Reporting Persons may be deemed a “group” for purposes of Section 13 of the Exchange Act and expressly disclaim status as a “group” for purposes of this Schedule 13G.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

CUSIP NO. 89374L104	13 G	Page 13 of 16

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Rule 14a-11.

CUSIP NO. 89374L104	13 G	Page 14 of 16

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2020

OMEGA FUND IV, L.P.

BY:	Omega Fund IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	Omega Fund IV GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Anne-Mari Paster
Director

OMEGA FUND IV GP, L.P.

BY:	Omega Fund IV GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Anne-Mari Paster
Director

OMEGA FUND IV GP MANAGER, LTD.

By:	/s/ Anne-Mari Paster
Director

/s/ * Anne-Mari Paster, as Attorney-in-Fact
Otello Stampacchia

/s/ Anne-Mari Paster
Anne-Mari Paster

OMEGA FUND V, L.P.

BY:	Omega Fund IV GP, L.P.
ITS:	GENERAL PARTNER

BY:	Omega Fund IV GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Anne-Mari Paster
Director

OMEGA FUND V GP, L.P.

BY:	Omega Fund IV GP Manager, Ltd.
ITS:	GENERAL PARTNER

By:	/s/ Anne-Mari Paster
Director

CUSIP NO. 89374L104	13 G	Page 15 of 16

OMEGA FUND V GP MANAGER, LTD.

By: /s/ Anne-Mari Paster
Director

/s/ * Anne-Mari Paster, as Attorney-in-Fact
Otello Stampacchia

/s/ * Anne-Mari Paster, as Attorney-in-Fact
Claudio Nessi

/s/ Anne-Mari Paster
Anne-Mari Paster

CUSIP NO. 89374L104	13 G	Page 16 of 16

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement

Exhibit 99.2:	Power of Attorney